SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 12, 2010

Date of Report
(Date of Earliest Event Reported)

Teleconnect Inc.

(Exact name of registrant as specified in its charter)

Florida	0-230611	90-0294361
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Oust Vest 4
4811 HT Breda
The Netherlands

(Address of principal executive offices)

011-31-630-048-023

(Registrant's telephone number, including area code)

(Former name and former address, if changed since last report)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective October 8, 2010,  Mr. Kees Lenselink, Mr. Les Pettitt and Mr. Gustavo Gomez were appointed as members of the Board of Directors of Teleconnect Inc. (the “Company”) to fill the remaining three vacancies, and they shall serve until the next annual meeting of the shareholders or until their successors are duly elected and qualified.

The Board of Directors also appointed Mr. Les Pettitt and Mr. Gustavo Gómez to the positions of Chief Financial Officer and Chief Compliance Officer, respectively, of the Corporation, where they shall serve for an undefined period of time or until their successors are duly elected and qualified.

Mr. Pettitt, CPA, age 49, of American nationality, is a certified public accountant with twenty-seven years of public accounting experience. For the last 12 years, the emphasis of his work has been on international public company regulatory filings. Mr. Pettitt is a member of the American Institute of Certified Public Accountants and the Oklahoma Society of Certified Public Accountants.

Mr. Lenselink, age 54, of Dutch nationality, is a Certified Dutch Chartered Auditor specialized in corporate valuations. Mr. Lenselink holds various executive and non-executive board functions within multinational organizations.

Mr. Gomez, age 47, of Spanish nationality, has an Electrical Engineering degree from McGill University in Canada as well as an Exec-MBA from Spain’s Instituto de Empresa.  Mr. Gomez has been an advisor to the Company since December 2008.

The Company has also put into place an Audit committee and a Stock Bonus Plan committee both made up of members of the Board of Directors.

Item 5.07  Submission of Matter to a Vote of Security Holders

Effective October 8, 2010, the Board of Directors of the Corporation approved the Company’s 2010 Stock Option, SAR and Stock Bonus Plan for its directors, officers, employees and consultants covering 500,000 shares of the Company’s common stock, subject to terms of the Plan.

The Board of Directors called a special meeting of the stockholders of the Company held by a written consent and memorandum of action executed by a majority of the stockholders of the Company for the purpose of approving the Company’s 2010 Stock Option, SAR and Stock Bonus Plan.  Shareholders representing 91.69% of the issued and outstanding shares of the common stock of the Company approved the Plan. The Company will prepare an Information Statement and a Form S-8 Registration Statement to be filed with the U.S. Securities and Exchange Commission to register the shares.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 12, 2010	Teleconnect Inc.

/s/ Dirk L. Benschop
Dirk L. Benschop,
Chief Executive Officer and President